SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
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10M Commerce Way
Woburn, Massachusetts 01801

April 15, 2010

Dear Stockholder:

I am pleased to invite you to the 2010 Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, which will be held on Thursday, May 13, 2010, at 4:00 p.m., at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts.

The accompanying Notice of Special Meeting of Stockholders and proxy statement describe the matters to be considered and acted upon. Please read these materials carefully.

Matters scheduled for consideration at the Special Meeting are the election of three directors for three-year terms and the ratification of the selection of independent auditors for 2010.

I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

Very truly yours,

PETER R. BLEYLEBEN
Non-Executive Chairman

MicroFinancial Incorporated
10M Commerce Way
Woburn, Massachusetts 01801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
IN LIEU OF ANNUAL MEETING

To Be Held May 13, 2010

The Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, a Massachusetts corporation (“MicroFinancial”), will be held Thursday, May 13, 2010, at 4:00 p.m., at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts for the purpose of considering and voting upon:

1.	The election of the three directors named in MicroFinancial’s proxy statement for three-year terms.

2.	The ratification of the selection of Caturano and Company, P.C. as independent auditors for MicroFinancial for 2010.

3.	The transaction of such other business as may properly come before the Special Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting is the close of business on April 5, 2010. MicroFinancial’s transfer books will not be closed.

By Order of the Board of Directors,

RICHARD F. LATOUR
Clerk

Woburn, Massachusetts
April 15, 2010

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, USING THE RETURN ENVELOPE ENCLOSED WITH THE PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Notice of Internet Availability of Proxy Materials:
The Notice of Meeting, proxy statement and annual report to shareholders are available at www.microfinancial.com/proxyinfo/

i

MicroFinancial Incorporated
10M Commerce Way
Woburn, Massachusetts 01801
Telephone 781-994-4800

2010 SPECIAL MEETING OF STOCKHOLDERS
IN LIEU OF ANNUAL MEETING

PROXY STATEMENT

GENERAL

The enclosed proxy is solicited by the Board of Directors (“MicroFinancial Board”) of MicroFinancial Incorporated (“MicroFinancial” or the “Corporation”) in connection with the Special Meeting of Stockholders in Lieu of Annual Meeting (the “Special Meeting”) to be held on May 13, 2010. This proxy statement and the enclosed proxy are first being sent to stockholders on or about April 15, 2010. The proxy will be voted at the Special Meeting in accordance with the instructions indicated on the proxy by the stockholder. If no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted:

•	FOR the election of the three director nominees named in this proxy statement;

•	FOR the ratification of the selection of Caturano and Company, P.C. as our independent registered public accounting firm for fiscal year 2010; and

•	in accordance with the judgment of the proxy holders as to any other matters that may be properly brought before the meeting or any adjournments or postponements of the meeting.

The record date for determining stockholders entitled to vote at the Special Meeting is the close of business on April 5, 2010. On this date, there were outstanding and entitled to vote 14,230,670 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”), each of which is entitled to one vote on each matter to be voted on at the Special Meeting. The presence (in person or by proxy) of a majority of the aggregate number of shares of Common Stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Special Meeting. Abstentions and “broker non-votes” will be counted as present at the Special Meeting for purposes of determining whether there is a quorum. A “broker non-vote” occurs when a bank, broker or other nominee, holding shares for a beneficial owner, submits a proxy but does not vote on a particular matter because it has not received voting instructions on the matter from the beneficial owner and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

VOTING PROCEDURES

A plurality of votes of the shares of Common Stock represented at the Special Meeting is required to elect directors. In voting for the election of directors, stockholders may cast their votes in favor of a nominee or may withhold authority to vote, but votes against may not be specified. The affirmative vote of a majority of the votes cast at the Special Meeting is required to ratify the selection of auditors. If a broker’s authority to vote on a particular matter is limited, thus resulting in a broker non-vote, such broker non-vote will not be counted in determining the number of votes cast at the Special Meeting, and will have no effect on either proposal. Abstentions are likewise not considered votes cast and so will have no effect on either proposal. At the Special Meeting, a broker nominee will not be able to submit a vote on the director elections unless it receives specific instructions from the beneficial owner.

A stockholder of record may revoke a proxy by delivering written notice of revocation to Richard F. Latour, Clerk of MicroFinancial, at the address set forth above, by filing a duly executed proxy bearing a later date, or by attending the Special Meeting in person, notifying the Clerk, and voting by ballot at the Special Meeting. Any stockholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Clerk) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy. Stockholders who hold their shares in street name (i.e., through brokers or other nominees) will need to follow the instructions on their broker’s or other nominee’s voting instruction form to revoke any prior voting instruction. In addition, stockholders whose shares of Common Stock are not registered in their own name will need additional documentation from the record holder of the shares to vote in person at the Special Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2010 with respect to the beneficial ownership of Common Stock of each person known by the Corporation to be the beneficial owner of more than 5% of the 14,229,420 shares of Common Stock outstanding as of such date, each director and executive officer of the Corporation and all directors and executive officers of the Corporation as a group.

	Number of Shares	Percentage of Outstanding
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Common Stock

Directors and Executive Officers
Torrence C. Harder(3)	1,745,372	12.2%
Peter R. Bleyleben	1,422,699	10.0%
Brian E. Boyle(4)	1,502,067	10.5%
Richard F. Latour(5)	698,444	4.8%
Alan J. Zakon(6)	245,275	1.7%
Fritz von Mering	96,563	*
John W. Everets	66,239	*
James R. Jackson, Jr.(7)	105,225	*
Steven J. LaCreta(8)	14,832	*
Stephen Constantino(9)	24,408	*
All directors and executive officers as a group (10 persons)	5,921,124	40.2%
Others
Austin W. Marxe(10)	1,808,814	12.7%
David M. Greenhouse(10) c/o AWM Investment Company, Inc. 527 Madison Avenue, Suite 2600 New York, New York 10022
SKIRITAI Capital LLC(11)	1,084,323	7.6%
388 Market Street, Suite 700 San Francisco, CA 94111

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each officer and director of the Corporation is 10-M Commerce Way, Woburn, Massachusetts 01801.

(2)	Unless otherwise indicated in the footnotes, each of the stockholders named in this table has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(3)	Includes 95,000 shares of Common Stock issuable upon the exercise of options issued to Mr. Harder which vest on or before April 29, 2010; 92,200 shares of Common Stock held in trust for Mr. Harder’s daughter, Lauren E. Harder, over which Mr. Harder retains sole voting and investment power as the sole trustee and for which Mr. Harder disclaims beneficial ownership; 92,200 shares of Common Stock held in trust for Mr. Harder’s daughter, Ashley J. Harder, over which Mr. Harder maintains voting and investment power as the sole trustee and for which Mr. Harder disclaims beneficial ownership; and 276,045 shares of Common Stock owned by Entrepreneurial Ventures, Inc. over which Mr. Harder retains shared voting and investment power through his ownership in, and positions as President and Director of, Entrepreneurial Ventures, Inc.

(4)	Includes 95,000 shares of Common Stock issuable upon the exercise of options issued to Dr. Boyle, which vest on or before April 29, 2010.

(5)	Includes 207,181 shares of Common Stock issuable upon the exercise of options granted to Mr. Latour, which vest on or before April 29, 2010. Excludes 12,875 shares of Common Stock underlying unvested restricted stock units.

(6)	Includes 95,000 shares of Common Stock issuable upon the exercise of options granted to Dr. Zakon, which vest on or before April 29, 2010.

(7)	Includes 8,974 shares of Common Stock issuable upon the exercise of options granted to Mr. Jackson, which vest on or before April 29, 2010. Excludes 8,984 shares of Common Stock underlying unvested restricted stock units.

(8)	Includes 4,980 shares of Common Stock issuable upon the exercise of options granted to Mr. LaCreta, which vest on or before April 29, 2010. Excludes 5,894 shares of Common Stock underlying unvested restricted stock units.

(9)	Includes 4,461 shares of Common Stock issuable upon the exercise of options granted to Mr. Constantino, which vest on or before April 29, 2010. Excludes 5,765 shares of Common Stock underlying unvested restricted stock units.

(10)	The number of shares and the following information is based upon information set forth in the amended Schedule 13G filed with the SEC on February 12, 2010 by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), who are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“Cayman”). AWM also serves as the general partner of MGP Advisers Limited Partnership (“MGP”) and the general partner of Special Situations Fund III QP, LP (“SSFQP”). AWM serves as the investment adviser to SSFQP. Of the 1,808,814 shares reported in the Schedule 13G as being beneficially owned by Marxe and Greenhouse, 339,695 shares are owned by Cayman and 1,469,119 shares are owned by SSFQP. Marxe and Greenhouse have shared power to vote and the shared power to dispose of all 1,808,814 shares.

(11)	Skiritai Capital LLC (“Skiritai”) is the general partner of the Leonidas Opportunity Fund L.P. and the investment manager of the Leonidas Opportunity Offshore Fund Ltd, and the managing directors of Skiritai are Russell R. Silvestri and Lyron L. Bentovim.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires the Corporation’s directors and officers and persons who beneficially own more than ten percent (10%) of the Common Shares (each, a “Reporting Person”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Corporation pursuant to Section 16(a) of the Exchange Act. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Corporation pursuant to Rule 16a-3(e) of the Exchange Act during fiscal year ended December 31, 2009 and on written representations from Reporting Persons, the Corporation believes that each Reporting Person complied with all applicable filing requirements during its fiscal year ended December 31, 2009.

GOVERNANCE OF THE CORPORATION

Members of the Board of Directors and their Committee Assignments

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Strategic
	Audit	Nominating and Corporate	Compensation and	Credit Policy	Planning
Director	Committee	Governance Committee	Benefits Committee	Committee	Committee

Peter R. Bleyleben				*
Brian E. Boyle	*	*	**	*	*
John W. Everets					**
Torrence C. Harder	*			**	*
Richard Latour
Fritz von Mering	**	*	*
Alan Zakon		**	*		*

*	Member

**	Chairperson

Description of the Roles of the Committees

The Board of Directors has standing Audit, Nominating and Corporate Governance, Compensation and Benefits, Credit Policy and Strategic Planning Committees.

Audit Committee.  The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) compliance by the Corporation with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) performance of the Corporation’s independent auditors, and (5) the business practices and ethical standards of the Corporation. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Corporation’s independent registered public accounting firm, and the preparation of the audit committee report included in this proxy statement.

MicroFinancial is required by the rules of the SEC and the Nasdaq Stock Market to satisfy certain requirements with respect to its Audit Committee. In conformity with those requirements, the MicroFinancial Board has approved the Audit Committee’s written charter which may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Audit Committee are independent and financially literate within the meaning of SEC regulations, the listing standards of the Nasdaq Stock Market and the Corporation’s Corporate Governance Guidelines. The Board has determined that Mr. von Mering is qualified as an audit committee financial expert within the meaning of SEC regulations and that he meets the financial sophistication standards of the Nasdaq Stock Market.

The Audit Committee met 6 times during fiscal 2009.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is appointed by the Board of Directors to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the stockholders’ annual meeting, determine membership on the Board committees, recommend a set of Corporate Governance Guidelines, oversee annual self-evaluations by the Board and evaluate itself annually, and report annually to the Board on the Chief Executive Officer succession plan. The written charter of the Nominating and Corporate Governance Committee may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market and the Corporation’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee met formally one time during fiscal 2009. The committee also engaged in informal meetings and other communications on numerous occasions throughout 2009.

Compensation and Benefits Committee.  The Compensation and Benefits Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Corporation’s directors and officers. The committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Corporation. The committee is also responsible for reviewing and recommending to the Board of Directors the Compensation Discussion and Analysis that is included in this proxy statement. The written charter of the Compensation and Benefits Committee may be found on the Corporation’s web site at www.microfinancial.com.

The committee has the sole authority to retain and terminate any legal counsel or compensation or other consultant to be used to assist in the evaluation of director or executive compensation and also has the sole authority to approve the consultant’s fees or other retention terms. Since 2007, the compensation committee has engaged Mercer Human Resources Consulting (“Mercer”) to review the annual compensation of executive officers and make recommendations with respect to setting the appropriate targeted compensation levels. The committee engaged Mercer directly and has sole authority to make decisions relating to that engagement. Mercer is not otherwise engaged to perform any other activities or services for MicroFinancial or its management. The committee is copied on all final work product developed, and receives copies of the final invoices from Mercer. Based on all of these factors, the committee is satisfied that Mercer is independent of management in evaluating and making recommendations with respect to executive compensation. See “Compensation Discussion and Analysis — Compensation Consultant” for more information on Mercer’s role.

As provided for in the committee’s charter, the committee may form and delegate authority to subcommittees when it determines that such action is appropriate under the circumstances. The committee did not delegate any of its authority during 2009.

It also has the authority, subject to ratification of the full Board, to adopt or amend certain equity compensation plans that are to be submitted to shareholders for approval, and any approval, amendment or termination of severance or change in control arrangements involving our directors or officers.

All of the members of the Compensation and Benefits Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market and the Corporation’s Corporate Governance Guidelines.

The Compensation and Benefits Committee met 6 times during fiscal 2009.

Credit Policy Committee.  The Credit Policy Committee is appointed by the Board to discharge the Board’s responsibilities relating to oversight of the Corporation’s credit policies. The Committee has responsibility for approving and evaluating the Corporation’s policies and programs relating to customer credit scoring parameters, including industry segments, product lines, and overall strategic direction. The Committee will evaluate management’s recommendations consistent with those parameters, as established from time to time, and further as consistent with the Corporation’s legal and regulatory requirements.

Strategic Planning Committee.  The purpose of the Strategic Planning Committee is to support the Board in reviewing and assessing the long-range strategic objectives of the Corporation, and ensuring that the Corporation’s strategies, priorities and policies are consistent with the Corporation’s overriding goals of creating and building long-term sustainable value for its shareholders, and that the Corporation is carrying out its business in accordance with its values. These duties include providing guidance to management in the development of a long-term strategic (as opposed to operating) plan, assessing resource allocations decided by management for consistency with the long-term plan, reviewing the Corporation’s performance on major capital investment projects, and reviewing proposed significant changes in the business operations, new or discontinued lines of business, asset or stock purchases or other extraordinary transactions.

The Board’s Leadership Structure

Since 2002, we have separated the roles of Chief Executive Officer and Chairman in recognition of the differences between the two functions. The Chief Executive Officer sets, with the guidance of the Board of Directors, the strategic direction of the Corporation and is responsible for the day to day management and leadership of the Corporation. The non-executive Chairman coordinates the activities of the various Board committees, may from time to time act as a liaison between the Board and management, sets the agenda for meetings of the Board and presides over meetings of the full Board and shareholders. The Board determined that this separation of duties provides an appropriate structure for the Corporation since it separates the day to day management of the Corporation from its oversight.

Because Dr. Bleyleben, the non-executive Chairman, is not considered an independent director due to his prior employment with the Corporation, the Board has named a presiding independent director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the non-executive Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs, facilitates communication among independent directors, and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Alan Zakon currently serves as the presiding director.

The Board’s Role in Risk Oversight

The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on specific areas of material risk to the Corporation, including operational, financial, strategic, legal, and reputational risks. Either the full Board, or in the case of certain types of risk, an appropriate committee of the Board, receives reports from each of the executive officers of the Corporation in order to enable it to understand the Corporation’s risk identification, management and mitigation strategies. In particular, the Credit Committee of the Board was established in 2005 in order to oversee risks to the Corporation relating to the credit quality of its lease originations. The Audit Committee generally oversees financial risks relating to the Corporation including risks relating to the availability of credit under its credit facilities and interest rate risk relating to the use of those facilities. Where risk oversight is handled primarily by a committee of the Board, the chairman of the applicable committee makes regular reports to the full Board for discussion. It is the full Board’s responsibility to evaluate the totality of the risks facing the Corporation in combination.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Corporation’s bylaws relating to stockholder nominations.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Non-Executive Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Corporation’s Corporate Governance Guidelines, including:

•	the ability of the prospective nominee to represent the long-term interests of the stockholders of the Corporation;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Corporation’s Corporate Governance Guidelines; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise, potential conflicts of interest, and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Nominating and Corporate Governance Committee does not have a formal policy on diversity with respect to its Board composition. In considering new nominees and considering whether to renominate existing members of the Board, the Committee examines each person’s specific skills and attributes in the context of the skill set represented on the Board as a whole, and seeks to achieve a Board with strength in its collective knowledge and a diversity of perspectives, skills and business and professional experience in a broad sense.

Determination of Director Independence

The Board and the Nominating and Corporate Governance Committee have adopted Corporate Governance Guidelines for the Corporation. The Guidelines may be found on the Corporation’s web site at www.microfinancial.com.

Pursuant to the Guidelines, the Board undertakes a review of director independence annually. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also examines transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, the Board has affirmatively determined that all of the directors are independent of the Corporation and its management under Nasdaq Stock Market rules and the standards set forth in the Corporate Governance Guidelines, with the exception of Peter Bleyleben and Richard Latour who are considered inside directors because of their past or present employment by the Corporation. In making this decision, the Board considered all relationships between the Corporation and the directors, including certain amounts of indebtedness of the Corporation to three directors, all of which was repaid in full during 2006. The Board also considered the relationships between directors who serve together on the same outside boards (including Dr. Bleyleben and Mr. Harder, who served on the same board of a privately held company until its sale in 2008, and Mr. von Mering and Dr. Boyle, who served on the same board of a publicly traded company through 2007), the former employment relationship of Dr. Boyle to the Corporation which ended in 1987, and the stock ownership positions of each director. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

Meetings of the Board of Directors during Fiscal 2009

In 2009, all MicroFinancial Board members attended over 75% of the aggregate of the meetings of the MicroFinancial Board and its committees on which they served. The Corporation does not have a formal policy relating to attendance of Board members at its annual meeting of stockholders, but it encourages all members of its Board to attend. Six of the seven Board members attended the 2009 Special Meeting of Stockholders in Lieu of Annual Meeting.

The Board of Directors met five times during fiscal 2009.

Compensation of Directors

Since 2008, the annual compensation package for non-employee directors is comprised of:

•	an annual retainer of $20,000, to be paid at the director’s election either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	a cash fee of $1,250 for meetings, including committee meetings not held by telephone and not held on the same day as a full Board meeting;

•	committee meeting fees of $500 for telephonic meetings and meetings on the same day as Board meetings;

•	a fee for the Chair of the Corporation’s Audit Committee of $10,000 per year, to be paid either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	a fee for the Non-Executive Chairman of the Board of $20,000 per year, to be paid either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	a stock grant made annually to each non-employee director valued at $42,000 on the date of grant, with all shares of stock fully vested upon the date of issuance; and

•	health insurance benefits for those non-employee directors who elect to participate, with the cost to be borne partially by the Corporation, consistent with its past practices.

For 2009, the Compensation Committee determined, with the full Board’s approval, that for purposes of determining the number of shares to be issued under the annual stock grant valued at $42,000, the Corporation would use the greater of the market value of a share of common stock on the grant date or the book value of a share of common stock on the last day of the fiscal year. These awards were made in February 2010, resulting in a grant of 8,974 shares of stock to each director (based on the $4.68 book value of the common stock as of December 31, 2009).

Committee chairs decide at the time of any meeting whether the meeting is substantive enough to merit the committee fees described above.

The following table sets forth the compensation paid to each director of the Corporation for 2009, with the exception of Mr. Latour (whose compensation is presented in the executive compensation tables elsewhere in this proxy statement):

	Fees Earned or	Stock	Option	Non-Equity Incentive	All Other
	Paid in Cash	Awards	Awards	Plan Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)

Peter R. Bleyleben	21,000	44,999	—	—	9,898	75,897
Brian E. Boyle	13,500	54,000	—	—	11,096	78,596
John W. Everets	13,000	68,113	—	—	9,498	90,611
Torrence C. Harder	3,750	62,000	—	—	9,498	75,248
Fritz von Mering	17,500	60,000	—	—	9,498	86,998
Alan Zakon	5,500	62,000	—	—	9,498	76,998

(1)	Fees earned or paid in cash represents payment of Board meeting and committee service fees, and any portion of the Board retainer fees taken in cash.

(2)	Represents the aggregate grant date fair value of stock awards made during the year in accordance with ASC Topic 718. These amounts include any portion of the annual retainer elected to be paid in stock during the year, as well as the grant date fair value of the stock grant made in February 2009. The stock grants made in February 2010, which had a grant date fair value of $27,819 (based on the closing market price on the grant date of the common stock on the grant date) are not reflected in this table.

(3)	At December 31, 2009, the aggregate number of option awards outstanding to directors was: Dr. Bleyleben — 100,000 shares; Dr. Boyle — 145,000 shares; Mr. Everets— 0 shares; Mr. Harder — 145,000 shares; Mr. von Mering — 0 shares; Dr. Zakon — 145,000 shares. Mr. Everets was granted restricted stock in connection with his initial election to the Board. At fiscal year end, the unvested portion of these awards for Mr. Everets represented 3,750 shares.

(4)	“All other compensation” represents payments made by MicroFinancial relating to health insurance benefits.

Certain Relationships and Related Person Transactions

There are no transactions since the beginning of fiscal 2009, and no presently proposed transactions, in which the Corporation was or is to be a participant, of the nature required to be disclosed under Item 404(a) of Regulation S-K.

Consistent with the requirements of the Nasdaq Stock Market, the Audit Committee of the Board of Directors of the Corporation reviews and oversees any transactions with a “related person” within the scope of the SEC’s rules on disclosure of such transactions. The Corporation does not have a written policy relating to such review.

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the non-management directors may do so by writing to any non-management director, c/o MicroFinancial Incorporated, 10-M Commerce Way, Woburn, Massachusetts 01801. The Nominating and Corporate Governance Committee of the Board has approved a process for handling letters received by the Corporation and addressed to non-management members of the Board. Under that process, the Chief Financial Officer of the Corporation reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Chief Financial Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Corporation that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Corporation’s Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

The Corporation’s Code of Ethics

The Corporation has adopted a Code of Business Conduct and Ethics, which is applicable to all directors and employees of the Corporation, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics may be found on the Corporation’s web site at www.microfinancial.com. The Corporation intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to its chief executive officer, principal financial officer or principal accounting officer) on its website.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report set forth herein shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

In connection with the preparation and filing of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with Caturano and Company, P.C., the Corporation’s independent registered public accounting firm (“Caturano”), the matters required to be discussed by Statement of Auditing Standards 61, as amended and as adopted by the Public Company Accounting Oversight Board (United States), or PCAOB, and (iii) received the written disclosures and the letter from Caturano required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence, and discussed the independence of Caturano with such firm. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee:

Fritz von Mering, Chairman,
Brian E. Boyle,
Torrence C. Harder

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation and Benefits Committee of our Board of Directors has the responsibility of developing, overseeing and implementing our overall compensation philosophy, which is described in more detail below. It has the sole authority to establish the total compensation of our Chief Executive Officer and other executive officers, as well as the specific elements of compensation that make up their total compensation. It also has the sole authority to establish compensation for our Non-Executive Chairman and other members of our Board of Directors. In practice, the Compensation and Benefits Committee has historically recommended its compensation decisions to the full Board of Directors for approval.

In this analysis, the term “named executive officers” refers to our Chief Executive Officer, our Chief Financial Officer, and the other executive officers included in the Summary Compensation Table on page 18. We also refer to the Compensation and Benefits Committee as “the committee” or “the compensation committee.”

Overview and Philosophy

The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

•	reflect our entrepreneurial orientation;

•	are competitive with other companies of similar size and business;

•	safeguard our interests and the interests of our stockholders;

•	are effective in driving performance to achieve financial goals and create stockholder value;

•	foster teamwork on the part of management;

•	are cost-efficient and fair to employees, management and stockholders; and

•	are well communicated to and understood by program participants.

The committee’s executive compensation policies are designed to attract, motivate and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the financial goals we establish. The compensation committee meets at least once and usually several times during each fiscal year to review our existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

The philosophy of the committee is to create and maintain an environment where compensation is linked to performance. The committee seeks to ensure that a significant portion of each executive’s compensation is contingent upon the achievement of company-wide goals and objectives. The committee also strives to ensure that the compensation packages provided to our executive officers are competitive with those of other companies engaged in the equipment financing industry to ensure that we can attract, motivate, and retain seasoned industry talent.

We compensate our executive officers through three principal types of compensation: annual base salary, annual bonus payments (which may include both a cash and an equity component), and long-term equity incentive awards through either stock options, stock awards or restricted stock units. The committee, as a matter of policy, places substantial emphasis on the bonus plans and long-term equity awards, or combinations of these components, since it believes that rewarding executive officers with respect to both our annual financial performance and our long-term share appreciation is in the best interest of the shareholders.

The committee reviews its compensation philosophy annually during the first quarter of each year. The annual compensation program described in more detail below was initially established substantially in its current form in 2007 for the named executive officers, and has been modified each year since then in light of the committee’s review of the appropriate mix of compensation elements, including the mix of cash and equity, and the appropriate form that equity components should represent.

Committee Purpose and Responsibilities

One of the primary responsibilities of the compensation committee is to determine the total target compensation levels for the senior executive officers and to establish annually the executive goals and objectives which will determine the actual rewards against those targets.

The committee is charged with ensuring that the target compensation levels and the allocation of short term and long term components is sufficient to attract, motivate, and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our stockholders when compared to executive officers of similar position and responsibility at other firms.

The committee also recommends to the Board any changes to the total annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of the Board. Until June 2008, Dr. Bleyleben, our Non-Executive Chairman, was compensated under the terms of an employment agreement with us, and the committee had responsibility for setting and overseeing his compensation under this agreement. Following June 2008, Dr. Bleyleben is compensated on the same basis as our other non-employee directors.

The agenda for a meeting of the committee is typically determined by its chairman. Compensation committee meetings are generally attended by the committee members, the President and Chief Executive Officer, the Non-Executive Chairman and, where applicable, the compensation consultant. The committee meets in an executive session at every committee meeting. The committee chairman reports the committee’s determinations and recommendations on executive compensation matters to the full Board.

Our President and Chief Executive Officer, our Chief Financial Officer, our Vice President of Human Resources, our outside counsel, and our compensation consultant, as applicable, are typically called upon to supply information to the committee to support their review process.

The committee typically receives materials in advance of each meeting which will vary according to the specific meeting agenda. These materials may include, among other items:

•	financial reports compared to budget goals and objectives;

•	qualitative goals and objectives of the President and Chief Executive Officer;

•	calculations and reports on levels of achievement against performance objectives; and

•	information on officers’ current stock ownership levels and other compensation.

Compensation Consultant

As noted above, since 2007, the compensation committee has engaged Mercer to review the annual compensation for our executive officers and make recommendations with respect to setting the appropriate targeted compensation levels. Mercer provided the committee with relevant market data and alternatives to consider when making compensation decisions for our Non-Executive Chairman and our President and Chief Executive Officer and on the recommendations being made by our President and Chief Executive Officer for our other executive officers. Mercer periodically meets with management to solicit feedback on the structure of the compensation program, and that feedback is communicated to the committee for consideration in designing the following year’s plan and subjective and objective goals. Mercer has also in the past been consulted in connection with mid-year adjustments to the quantitative application of the bonus plan formulas, although no such adjustment was made during 2009. Mercer also advised the committee during 2009 with respect to the adoption of stock ownership guidelines for our executive officers and directors, described below.

Role of Executive Officers in Compensation Decisions

Our President and Chief Executive Officer reviews annually the performance of each of the senior executive officers. He also presents a review of his own performance against specific agreed upon goals to the committee and the full Board. He makes this report to the committee along with any proposed recommendations for salary adjustments and/or annual bonus amounts. As noted above, our Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources and outside advisors are often called upon to provide information to the committee. The committee has the sole discretion for the ultimate approval for any targets or adjustments proposed by management or any other party.

Consideration of Regulatory Requirements

Under Section 162(m) of the Internal Revenue Code, deductions for compensation of named executive officers in excess of $1 million, other than compensation that qualifies as performance-based, are disallowed for publicly traded companies. Since levels of compensation we pay are typically expected to be significantly below $1 million, the compensation committee has determined that it is unnecessary in most years to seek to qualify the components of its compensation program as performance-based compensation within the meaning of Section 162(m). The committee’s present intention remains that, as long as it is consistent with its overall compensation objectives, substantially all federal income tax deductions attributable to executive compensation should not be subject to the deduction limitation of Section 162(m). In this regard, none of the named executive officers had compensation in excess of $1 million and as such, all of the compensation paid to the named executive officers in 2009 was Internal Revenue Code Section 162(m) qualified.

We account for stock based payments, including our stock options, in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. This statement generally requires us to measure the expense of share-based payments to employees and directors based upon the grant date fair value of the award, and to recognize that expense over the vesting period of the award. The committee considers the impact of this statement on our financial statements in determining the mix of total compensation to named executive officers between equity and non-equity awards.

Compensation Program Design for 2009

For fiscal year 2009, we paid our executive officers through three principal types of compensation: (i) annual base salary, (ii) an annual bonus payment, and (iii) a long term incentive equity award in the form of restricted stock units, or RSUs. The bonus payment was paid under an incentive plan that was designed to pay, if certain threshold performance measures were met, an annual bonus in cash or a combination of cash and stock. Under the plan, up to the targeted bonus amount, the bonus is paid in cash, and any amounts above that are paid in RSUs, as described more fully below. The long term incentive equity award consisted of a separate RSU grant that was measured by reference to the executive officers’ base salary rather than performance. The committee, as a matter of policy, places substantial emphasis on the equity component of the annual total compensation since it believes that rewarding executive officers with respect to both our annual financial performance and our long-term share valuation is in the best interest of the shareholders. The committee will continue to evaluate, and adjust if necessary, the appropriate mix of cash and equity compensation elements for each member of the executive team during 2010. See “Compensation Program Changes for 2010” below for a description of how the program will differ for 2010 compared to last year.

Base Salary

The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the corporation, as well as on performance and experience criteria. In addition, the compensation committee considers the prior year’s base salary and the internal pay equity of each executive in determining base salary for the current year. The compensation committee determines and makes final decisions regarding base salary of executives on an annual basis, typically in February of each year when the committee determines the annual compensation plan. Salary levels are also considered upon promotion of an individual, a new hire, or a change in responsibility. The compensation committee recognizes that, to some degree, the determination of an executive officer’s base salary involves subjective considerations. In 2007, Mercer conducted a survey of broad-based and industry-specific compensation data in order to confirm that each executive officer’s total target compensation fell between the market median and the 75th percentile for his position. Base salaries for subsequent years have increased over the prior years’ levels at rates that approximated Consumer Price Index (CPI) rates for the Northeast region.

Bonus Plans

A significant component of the executive officers’ total target compensation consists of an annual bonus payment, which is intended to tie the executive officers’ compensation closely to our performance and to provide executive officers with incentives to achieve our goals, increase stockholder value, and function as a team.

For purposes of determining the bonus payment eligibility and target payouts, the compensation committee annually establishes specific goals and objectives for the senior executives to achieve during the year. These objectives are typically finalized in the first quarter of each year and communicated to the executive officers in such a way that the plans are easily understood by each member of the senior management team. These objectives are based primarily on total company performance, and have generally been substantially the same for each of the named executive officers, so as to foster a spirit of teamwork and cooperation among senior management in achieving common goals. For 2009, certain specified officers had additional performance metrics tailored to their organizational responsibilities included within their objectives as described below.

In order for any bonuses to be paid under the 2009 plan, the committee evaluated whether the Corporation’s net income, in light of its budgeted targets, was sufficient to justify any payment of bonuses as a threshold matter. As a threshold matter, positive GAAP income was necessary, but not sufficient, in order for any award to be paid. Other than that initial threshold, this evaluation was a purely subjective evaluation by the committee in its discretion. The committee determined, in light of the Corporation’s positive net income for 2009 (approximately $4.1 million) and in light of its budgeted target, that this subjective threshold had been satisfied. The committee determined that the flexibility offered by this subjective net income evaluation was more appropriate than a purely objective target (as might be modified through discretionary adjustments in light of unanticipated conditions), which it had used in prior years.

The amount of the bonus payment for each executive officer was determined by reference to a matrix that evaluated performance on two company-wide financial tests (new originations and unearned income) and also on a subjective component that took into account personal achievement, progress on our strategic plan, and credit quality. Specific officers were also evaluated based on additional objective criteria: Our Chief Financial Officer and our Vice President, Human Resources, were each evaluated based on sales, general and administrative expense (SG&A) levels, and our Vice President, Legal and Vendor/Lessee Relations was evaluated based upon a collections target. Achievement of subjective measurements was measured by the President and Chief Executive Officer for all executives other than himself, for consideration by the committee and the Board, and by the committee and the Board in the case of the President and Chief Executive Officer.

With respect to both the objective and subjective components of the 2009 plan, awards are made on a graduated basis between 70% and 80% achievement of the applicable goals, such that 5% of the targeted bonus amount is payable for each percentage point above 70%, and the officer would receive 50% of the targeted bonus amount under the applicable component for achievement of 80% of the applicable goal for such component. For the objective portion, whether the 70% threshold has been met is measured on an aggregate basis. If that threshold is met, actual payments would be calculated giving different weights to originations and unearned income (and, if applicable, SG&A and collections) for the different executive officers as reflected below. The targeted bonus amounts would be paid in full at 100% achievement, and up to 120% of the target payment would be possible under the plan (at 120% achievement or above on all measurements). Achievement at levels between those thresholds was prorated. The target payment was set as a percentage of each officer’s base salary. The quantitative nature of the plan metrics significantly limits the committee’s ability to exercise any positive or negative discretion in the determination of the achievement of the objectives; however, the committee does retain the discretion to adjust awards on the basis of other factors it may consider appropriate at the time. The elements of the 2009 plan are reflected in the following table, together with the actual awards made under the 2009 plan as a percentage of base salary, as determined in February 2010. Mr. Herlihy was not employed by the Corporation in February 2010 and so received no award.

				Target Bonus (as	Actual Bonus (as
	Sum of Originations		Subjective	Percentage of Base	Percentage of Base
Executive Officer	and Unearned Income		Analysis	Salary)	Salary)

Richard F. Latour	Originations:	35%	30%	100%	68.4%
President and Chief Executive Officer	Unearned income:	35%
	Total:	70%
James R. Jackson, Jr.	Originations:	25%	20%	50%	34.8%
Vice President and Chief	Unearned income:	40%
Financial Officer	SG&A:	15%
	Total:	80%
Stephen Constantino	Originations:	25%	35%	20%	12.7%
Vice President, Human	Unearned income:	25%
Resources	SG&A:	15%
	Total:	65%
Thomas Herlihy	Originations:	55%	15%	40%	—
Former Vice President of Sales and	Unearned income:	30%
Marketing, TimePayment Corp.	Total:	85%
Steven J. LaCreta	Originations:	30%	20%	30%	20.4%
Vice President, Legal and	Unearned income:	25%
Vendor/Lessee Relations	Collections:	25%
	Total:	80%

The 2009 origination target of $74,952,000 represented an approximate 8.6% increase over actual 2008 origination levels. The 2009 unearned income target of $54,321,000 represented an approximate 10% increase over actual 2008 levels. Actual achievement for 2009 exceeded the cumulative originations and unearned income target levels by approximately 2.7%. However, the committee determined that it would be appropriate in light of the decline in net income from 2008 to 2009 to cap the total amount of awards paid from the bonus pool at approximately 2008 levels.

Under the 2009 plan, any bonus would be paid in cash up to 100% of the target award. Any amounts payable above 100% of the target award (up to the cap of 120% of the target award) would be payable in RSUs. For purposes of determining the number of RSUs payable under the plan, the dollar amount by which the final bonus determination exceeded the target bonus would be divided by the greater of the market price per share of the Corporation’s common stock on the determination date, or the book value per share on the last day of the Corporation’s fiscal year. RSUs issued under the 2009 plan would vest ratably over a period of five years, in 25% annual increments beginning on the second anniversary of the grant.

Incentive Equity Awards

In February 2009, our Board, acting upon the recommendation of the committee, approved the grant of long term incentive stock option awards to named executive officers. The options were priced at the closing market price of our common stock on the grant date. The grant was valued at 20% of each named executive officer’s annual salary, with the number of shares determined by dividing such dollar amount by the Black-Scholes value of the options on the grant date. These grants were intended to permit executives to begin building a long-term equity position in the company, and were in addition to any incentive awards that could have been earned under the performance measurements of the 2008 bonus plan. These options vest over five years, in 25% annual increments beginning on the second anniversary of the grant. Although these awards were determined at the same time as the 2008 bonus plan determinations, and each such award was considered payable with respect to 2008 performance, the grant date fair value of these options is reflected as compensation for 2009 under the Summary Compensation Table below because they were made during fiscal 2009.

In February 2010, the committee made a similar long term equity award, but in the form of RSUs rather than stock options. The grant was valued at 20% of each named executive officer’s annual salary, with the number of RSUs determined by dividing such dollar amount by the greater of the market price of the common stock on the grant date or the book value per share as of the end of fiscal 2009. Under this formula, the committee used the book value per share of $4.68 as of December 31, 2009. These RSUs vest over five years, in 25% annual increments beginning on the second anniversary of the grant. Dividends will accumulate on the RSU awards and be payable upon vesting.

The use of stock options and RSUs has been designed to facilitate the retention of key executives through the use of a five year vesting schedule, while better aligning executive performance with shareholder value appreciation and rewarding the executives for such appreciation.

The total long-term incentive option grants awarded in February 2009 for services during fiscal 2008, and the RSU grants awarded in February 2010 for services during fiscal 2009, were as follows:

		Feb. 2009
		Incentive	Feb. 2010
Executive Officer	Title	Options	RSUs

Richard F. Latour	President and Chief Executive Officer	99,380	12,875
James R. Jackson, Jr.	Vice President and Chief Financial Officer	69,348	8,984
Stephen Constantino	Vice President, Human Resources	44,498	5,765
Thomas Herlihy	Vice President of Sales and Marketing, TimePayment Corp.	62,335	—
Steven J. LaCreta	Vice President, Legal and Vendor/ Lessee Relations	45,497	5,894

Mr. Herlihy left the Corporation in May 2009 and was not eligible for an award in February 2010.

Bonuses for Other Management Team Members.  To enhance the retention of other management personnel and to foster a spirit of teamwork, the compensation committee also establishes a bonus pool, using the same philosophy used for executive officers, and delegates to our President and Chief Executive Officer the decision as to how and to whom to allocate the approved funds. Any such bonuses are also determined and paid upon completion of our annual audit. These funds are paid out in cash only.

Stock Ownership Objectives and Guidelines.  The compensation committee believes that providing our key employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interests with those of our stockholders. Shares of common stock or options awarded under the bonus plan provide an incentive that focuses the attention of executive officers on managing the corporation from the perspective of an owner with an equity interest in the business. In addition, equity awards are a key part of our program for motivating and rewarding managers and other employees over the long term. Through the grant of stock and option awards, we have encouraged our managers and other employees to obtain and hold our stock. The value that employees will receive upon the sale of shares underlying stock options and the sale of stock granted to employees is tied to future performance of our stock. Since 2007, the Board has instituted a policy with respect to awards granted under the bonus plan and the incentive options and RSUs that will not permit more than 50% of the shares underlying any portion that has vested to be sold by the executive officer until the end of the full five-year vesting period. In 2009, with the advice of Mercer, the committee adopted additional stock ownership guidelines that will require the named executive officers to hold and retain during their employment specified numbers of shares (excluding shares underlying options but including RSUs), approximating three times annual salary for the Chief Executive Officer, two times annual salary for the Chief Financial Officer, and one times annual salary for the other named executive officers, with a period of five years from the date of implementation or employment to achieve compliance. Members of the Board will be required to hold and retain shares representing three times the annual retainer.

Timing of Awards.  The committee does not grant awards of stock (including options) on the basis of price other than the closing price on the determination date, nor does it typically grant awards of stock based upon a date different from the grant date. (As noted above, in determining the number of RSUs issuable pursuant to a dollar-based award, the committee does use a value of the RSU equal to the greater of the market price on the grant date or the book value per share as of the most recent fiscal year-end.) On occasion in the past, a grant has been priced pursuant to the approving board resolution at the closing market price on a selected future date after the Board’s approval, which date was specified in the resolution, for administrative reasons. The timing of grants is based upon the meeting schedule of the audit and compensation committees, without regard to stock price at the time or the anticipated disclosure of material news or other pending corporate developments. Because the performance measures for the annual bonus plan are based on year-end corporate financial results, actual awards are determined as soon as possible after substantial completion of the annual audit, and consequently the payouts under the plan, if any, may be made shortly before our year-end earnings release.

Compensation Program Changes for 2010

The committee has changed its compensation philosophy for 2010, shifting from a strong focus on growth in unearned income and originations to a focus on balanced growth in unearned income and net income. It has also made minor changes to the bonus plan administration, but no changes to the character of the equity awards. Total compensation for each executive officer for 2010 will still have three primary components: base salary, a bonus plan and an incentive equity grant. Base salaries for 2010 will increase over 2009 levels at rates approximating the consumer price index (CPI) for the Northeast region. The bonus plan will include target levels set as a percentage of the officer’s base salary, and will pay cash up to 100% the target amounts, with equity representing any amounts above that up to 120%.

In 2009 the committee evaluated the Corporation’s net income compared to its budgeted targets and made a subjective judgment whether the Corporation’s actual net income would justify an award. However, for 2010 this method will change since net income is one of the quantitative target metrics of the plan, and the bonus earned is directly dependent on the level of net income achievement measured against the target. To ensure that the company has sufficient net income to pay executive bonuses, the total amount of bonuses paid to all executives in the plan will not exceed 10% of net income. To further align executive bonuses with shareholder interests, the total cash amount of bonuses paid to all executives in the plan will not exceed 20% of dividends paid. Amounts that would have been paid in cash but for this limit (even if less than 100% of the target) will instead be paid in equity, as described below.

As in the 2009 plan, 50% of the target bonus will be paid at 80% achievement of the performance goals for 2009. Awards will also be made on a graduated basis between 70% achievement (0% of the targeted award) and 80% achievement (50% of the targeted award).

The incentive equity grant will represent, as in 2009, an equity award valued at 20% of the named executive officer’s base salary.

The committee has recommended continuing the use of restricted stock units (or RSUs) in 2010 instead of options in the equity incentive programs, and continuing the implementation of equity ownership guidelines for management and the Board. As in 2009, RSU awards will have a five year vesting schedule beginning at the end of the second year. Dividends will accumulate on RSU awards and be payable upon vesting. The number of RSUs comprising an award will be determined by dividing the dollar value of the award by the greater of the book value or market value at the time of the award.

Perquisites and Other Personal Benefits

The named executive officers are entitled to very few benefits that are not otherwise available to all of our employees.

In addition, all of the named executive officers were eligible to participate in an executive disability insurance plan with the policy premiums paid by us. The total amount of the premiums we paid under this plan in 2009 was $9,458.

401(k) Savings Plan

The 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all full-time employees, including the named executive officers, are eligible to contribute the lesser of 100% of their annual base salary or the limit prescribed by the Internal Revenue Service on a before tax basis. We match 50% of the first 6% of pay that is contributed to the plan. All contributions made by the employee are fully vested upon contribution while our matching contributions vest over a five year period from the employee’s date of hire regardless of his or her plan participation date. For 2009, an aggregate of $96,359, net of forfeitures, was allocated to the company match for all employees who participated in our sponsored 401(k) plan. All of the named executive officers participated in the plan for 2009.

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee of the MicroFinancial Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

Brian E. Boyle, Chairman
Alan Zakon
Fritz von Mering

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of (i) Mr. Latour, our Chief Executive Officer, (ii) Mr. Jackson, our Chief Financial Officer, (iii) Messrs. Constantino and LaCreta, our two other executive officers serving in such capacities as of December 31, 2009; and (iv) Mr. Herlihy, who served in an executive officer position during the year and would have been among our highest paid executive officers at the end of the year but for the fact that he was not serving as an executive officer as of December 31, 2009. Mr. Herlihy left the Corporation in May 2009. We refer to each of the persons for whom compensation is reported in the table below as the “named executive officers.”

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
				Stock	Option	Incentive Plan	Deferred	All
			Bonus	Awards	Awards	Compensation	Compensation	Other	Total
Name and Principal	Year	Salary	($)	($)	($)	($)	Earnings ($)	Compensation($)	($)
Position(a)	(b)	($)(c)	(d)	(e)(1)	(f)(1)	(g)	(h)	(i)(2)	(j)

Richard F. Latour	2009	301,273	—	—	55,119	206,071	—	15,972	578,435
President and Chief	2008	298,290	—	—	122,394	172,324	—	15,522	608,530
Executive Officer	2007	287,370	25,000	—	42,067	251,449	—	14,447	620,333
James R. Jackson, Jr.	2009	210,230	—	—	38,463	73,055	—	7,350	329,098
Chief Financial Officer	2008	207,681	—	—	63,929	60,682	—	6,900	339,192
	2007	200,529	—	—	14,677	87,731	—	6,750	309,687
Stephen Constantino	2009	134,898	—	—	24,680	17,132	—	2,867	179,577
Vice President, Human	2008	132,998	—	—	31,777	14,296	—	4,335	183,406
Resources	2007	128,673	—	—	3,766	22,518	—	4,162	159,119
Steven J. LaCreta	2009	137,925	—	—	25,234	28,137	—	1,430	192,726
Vice President, Legal and	2008	135,982	—	—	35,475	23,441	—	1,360	196,258
Vendor/Lessee Relations	2007	131,560	—	—	5,734	34,535	—	1,628	173,457
Thomas Herlihy	2009	80,635	—	—	34,573	0	—	71,002	186,210
Former Vice President, Sales	2008	186,309	—	—	61,437	62,517	—	6,900	317,163
and Marketing, TimePayment Corp.	2007	180,250	—	—	17,151	102,517	—	3,744	303,662

(1)	Represents the aggregate grant date fair value of option awards made during the applicable year computed in accordance with ASC Topic 718, using the assumptions described in footnote F to the Corporation’s Financial Statements included in the Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009. Amounts reported for years prior to 2009 have been restated to conform to this methodology.

(2)	Amounts shown in the table under “All Other Compensation” for 2009 reflect: for Mr. Latour, a 401(k) contribution from us of $7,350 and payment of a disability insurance premium of $8,622; for Mr. Constantino, a 401(k) contribution from us of $2,031 and payment of a disability insurance premium of $836; for Mr. Herlihy, four months of separation pay of $64,765 and a 401(k) contribution of $6,237; and for Messrs. Jackson and LaCreta, a 401(k) contribution from us.

In the table above, amounts reflected for 2009 under the “Non-Equity Incentive Plan Compensation” column reflect the cash bonus paid in the first quarter of 2010 under our 2009 incentive bonus plan. No equity awards were made under the 2009 incentive bonus plan for 2009. Amounts under “Option Awards” reflect the aggregate grant date fair value of option awards made during the applicable year, which for 2009 consisted of the February 2009 long term incentive grant, computed in accordance with ASC Topic 718. Amounts reported for years prior to 2009 have been restated to conform to this methodology. No stock awards were made in 2007, 2008 or 2009. For a more detailed description of the 2009 incentive bonus plan and the long term incentive option grants, see “Compensation Discussion and Analysis — Compensation Program Design for 2009” above.

The following table reflects potential payments that could have been made under our 2009 incentive plan. The actual amounts we paid under that plan are reflected in the Summary Compensation Table above and under “Compensation Discussion and Analysis — Compensation Program Design for 2009”. Since restricted stock unit (RSU) awards under the plan are denominated in dollars, with the number of RSUs awarded under the plan determined by reference to the greater of the book value or the market value of the common stock at the time the payment is made, amounts under “Estimated Possible Payouts Under Equity Incentive Plan Awards” in the table below are reflected in dollars, rather than in numbers of shares.

Grants of Plan-Based Awards

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise or	Fair
		Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	Stock
	Grant	Plan Awards			Awards			Stock or	Underlying	Option	and
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
(a)	(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	(#)(i)	(#)(j)	($/Sh)(k)	Awards(l)

Richard F. Latour	3/19/2009	$150,637	$301,273	$301,273	$0	$0	$60,255	—
	02/3/2009								99,380	$2.30	$55,119
James R. Jackson, Jr.	3/19/2009	$52,558	$105,115	$105,115	$0	$0	$21,023	—
	02/3/2009								69,348	$2.30	$38,463
Stephen Constantino	3/19/2009	$13,490	$26,980	$26,980	$0	$0	$5,396	—
	02/3/2009								44,498	$2.30	24,680
Steven J. LaCreta	3/19/2009	$20,689	$41,377	$41,377	$0	$0	$8,275	—
	02/3/2009								45,497	$2.30	$25,234
Thomas Herlihy	3/19/2009	$60,807	$121,614	$121,614	$0	$0	$24,333	—
	02/3/2009								62,335	$2.30	$34,573

The Compensation and Benefits Committee of the Board of Directors finalized the 2009 incentive plan in March 2009 for each of the named executive officers. All awards under the plan were to be paid out in cash up to 100% of the total target bonus, and all amounts above the target were to be paid in restricted stock units (RSUs) valued at the greater of the book value of the common stock at the end of the fiscal year or the market value of the common stock as of the payment date. Amounts under “Threshold” in column (c) of the table represent a cash amount equal to 50% of the total target payout; amounts under both “Target” and “Maximum” in columns (d) and (e) each represent a cash grant of 100% of the total target payout (since any amounts above that the target would be reflected in RSU grants rather than cash). Amounts under both “Threshold” and “Target” with respect to equity awards (columns (f) and (g)) are reported as zero, since no RSUs would be awarded under the plan unless achievement exceeds 100% of the performance targets. Equity award amounts under “Maximum” (column (h)) represent 20% of the target payout (the difference between the total maximum of 120% of the target payout, less the amount equal to 100% of the target that would be paid in cash). Mr. Latour’s target was 100% of his base salary or $301,273; Mr. Jackson’s target was 50% of his base salary or $105,115; Mr. Constantino’s target was 20% of his base salary or $26,980; Mr. LaCreta’s target was 30% of his base salary or $41,377; and Mr. Herlihy’s target was 65% of his base salary or $121,614. The amounts to be paid out under the 2009 incentive plan were finalized in accordance with the compensation plan upon finalization of our 2009 audited financial statements on February 2, 2010. Since less than 100% of the target payout was achieved, no RSUs were awarded under the 2009 incentive plan.

RSU grants under our salary-based long term incentive plan are not reflected in the table above because they were awarded during 2010. These grants were made on February 2, 2010, when the closing market price of our common stock was $3.15 and the book value of our common stock as of December 31, 2009 was $4.68, as follows: 12,875 for Mr. Latour; 8,984 for Mr. Jackson; 5,765 for Mr. Constantino; and 5,894 for Mr. LaCreta. Grants reported under “All Other Option Awards” (column (j)) in the table reflect the long-term incentive option portion of the February 2009 option awards; these awards were made in the form of stock options, rather than RSUs, with the number of options determined by reference to the Black-Scholes value of the options at the time of grant.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:					Number of	Value of
	Number of	Number of	Number of				Market	Unearned	Unearned
	Securities	Securities	Securities			Number of	Value of	Shares,	Shares,
	Underlying	Underlying	Underlying			Shares or	Shares or	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock	Other Rights	Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	That Have	That Have	That Have	That Have
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Not Vested	Not Vested	Not Vested
(a)	(b)	(c)	(#)(d)	($)(e)	(f)	(#)(g)	($)(h)	(#)(i)	($)(j)

Richard F. Latour	100,000	0	—	$9.781	2/24/2010	—	—	—	—
	90,000	0		$13.10	2/20/2011
	100,000	0		$6.70	2/28/2012
	0	20,272		$5.77	2/26/2017
	0	68,724		$5.85	2/5/2018
	0	99,380		$2.30	2/3/2019
James R. Jackson, Jr.	0	7,073	—	$5.77	2/26/2017	—	—	—	—
	0	35,896		$5.85	2/5/2018
	0	69,348		$2.30	2/3/2019
Stephen Constantino	0	1,815	—	$5.77	2/26/2017	—	—	—	—
	0	17,843		$5.85	2/5/2018
	0	44,498		$2.30	2/3/2019
Steven J. LaCreta	0	2,763	—	$5.77	2/26/2017	—	—	—	—
	0	19,919		$5.85	2/5/2018
	0	45,497		$2.30	2/3/2019

The table above reflects outstanding equity awards at December 31, 2009. See “Compensation Program Design for 2009” under the heading Compensation Discussion and Analysis above for a description of RSU grants made in February 2010 to each of the named executive officers.

Option Exercises and Stock Vested

None of our named executive officers exercised any options in 2009, nor did any executive officer hold any restricted stock awards that vested during 2009.

Potential Payments Upon Termination or Change in Control

The following information and the table below set forth the amount of payments to each of our current executive officers in the event of his termination from employment for cause, without cause, upon disability or death, upon termination by the executive for good reason, termination by the executive without good reason, and in the event of a termination of employment in connection with a change in control. These payment obligations arise under the individual employment agreements that we have entered into with each of our executive officers. A more detailed summary of those agreements is provided below under the caption “Employment Agreements”.

The amounts shown in the table below assume that each executive was terminated on December 31, 2009, under the other assumptions indicated. Accordingly, the table reflects amounts earned as of December 31, 2009 and includes an estimate of amounts that would be payable to the officer upon the occurrence of a termination or a change in control. The actual amounts to be paid to an executive can only be determined at the time of the termination or change in control.

An executive is entitled to receive amounts earned during his term of employment regardless of the manner in which he is terminated. These amounts include base salary, any amounts deferred under our bonus plans, unused vacation pay and any amounts that had previously been earned but deferred. These amounts are not shown in the table.

In the table below, where an executive is entitled to acceleration of the vesting of unvested stock options or stock awards, amounts are reported as zero where the executive has no outstanding awards that are in the money. Certain amounts reported below as disability payments or continued health care benefits may be reduced to the extent that the executive receives disability benefits under our current plans or finds new employment which offers health care coverage, respectively.

	Richard F.	James R.	Stephen	Steven J.
	Latour	Jackson, Jr.	Constantino	LaCreta

By company without cause
Cash severance	$1,054,456	$210,231	$202,347	$137,925
Prorated bonus	172,324	—	—	—
Health care benefits	162,000	18,000	27,000	18,000
Disability premiums	77,598	—	—	—
Total	$1,466,378	$228,231	$229,347	$155,925
By company for cause
No payments	N/A	N/A	N/A	N/A
By executive with good reason	Same as “By company without cause” above.	N/A	N/A	N/A
By executive without good reason	Same as “By company for cause” above.	N/A	N/A	N/A
Upon death
Twelve months salary	$301,273
Pro rated bonus	206,071	N/A	N/A	N/A
Accelerated stock options	79,504
Accelerated restricted stock	—
Total	$586,848
Upon disability
Twelve months salary	$301,273	$210,231	$202,347	$137,925
Pro rated bonus	206,071	—	—	—
Accelerated stock options	79,504	0	0	0
Accelerated restricted stock	—	—	—	—
Total	$586,848	$210,231	$202,347	$137,925
Termination without cause (or by executive with good reason) following change in control
Cash severance	$1,054,456	$210,231	$202,347	$137,925
Prorated bonus	172,324	—	—	—
Continued health care benefits	162,000	9,000	9,000	9,000
Disability premiums	77,598	—	—	—
Total	$1,466,378	$219,231	$211,347	$146,925
Termination for cause (or by executive without good reason) following change in control
No payments	N/A	N/A	N/A	N/A
Death during change in control period	Same as “Upon death” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.
Disability during change in control period	Same as “Upon disability” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.

All payments described in the table above would qualify for a tax “gross-up” in the event they would be subject to an excise tax as “excess parachute payments” under Section 280G of the Internal Revenue Code, in order to put the executive in the post-tax position he would be in if the tax had not applied. However, under the assumptions outlined above, no such payments would be taxable as excess parachute payments because the payments do not exceed the applicable thresholds, which are based on a multiple of the individual’s average annualized compensation over the past five years.

In addition to the amounts that will become payable to Mr. Latour in the event he is terminated without cause, or in the event he terminates his employment for good reason, his employment contract provides that his equity awards will not be terminated, but will remain outstanding with the same expiration provisions that would pertain in the absence of his termination.

In the event of a change in control of the Corporation, regardless of whether an executive’s employment is terminated in connection with or following the change in control, certain stock options and equity awards that are not vested at the time of the change in control will accelerate and become immediately exercisable for a period of 15 days prior to the scheduled date of the change in control, unless determined otherwise by the Compensation and Benefits Committee. To the extent they are not exercised, such options will terminate upon the change in control. If the options are assumed in writing by the successor company, or if the options are substituted with like options of the successor company, then these acceleration and termination provisions will not apply. At December 31, 2009, the aggregate intrinsic value of unvested in-the-money options held by the named executive officers (i.e., the difference between the exercise price and the market value of the Corporation’s common stock at that date) was $79,504 for Mr. Latour, $55,478 for Mr. Jackson, $35,598 for Mr. Constantino and $36,398 for Mr. LaCreta.

Employment Agreements

Richard F. Latour.  We have entered into an employment agreement with Mr. Latour, which was amended and restated in March 2004. The agreement provides for automatically renewing successive one-year terms in March of each year unless it is terminated with six months notice. In the event of a termination of Mr. Latour’s employment agreement by MicroFinancial without cause, or by Mr. Latour for specified good reason, the employment agreement provides for three years of severance payments to Mr. Latour on the basis of his highest base salary during the employment period. In addition, Mr. Latour would also be entitled to a prorated payment of his base salary to the date of termination, the acceleration of any deferred compensation, and a pro rated percentage of the annual bonus amount paid to him for the prior year. Furthermore, his outstanding options or other equity awards would remain outstanding, without termination as a result of the termination. The table above under “Potential Payments Upon Termination or Change in Control” reflects three years plus six months of salary to give effect to the six month notice requirement. Mr. Latour’s current base salary is $309,709.

If Mr. Latour’s employment is terminated by his death, his estate will receive his base salary at the rate in effect at the time of his death for a period of twelve months, and any accrued but unpaid amounts under the bonus program. In the event that his employment is terminated on account of a disability (meaning a mental or physical incapacity to perform his services for a period of six months), he would also receive his base salary for a period of twelve months, plus accrued and unpaid amounts under the bonus program. In the event of either his death or his disability, all unvested stock options or restricted stock awards would become vested. If, in connection with a payment under his employment agreement, Mr. Latour incurs any excise tax liability on the receipt of “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, we would make gross-up payments to return him to the after-tax position he would have been in if no excise tax had been imposed. Except in cases where his employment is terminated for cause or by his death, Mr. Latour would be entitled to receive a continuation of health and disability benefits until the earlier of his death or his 65th birthday, but those amounts would be offset by any benefits provided by any new employer. As used in Mr. Latour’s employment agreement, “for good reason” means the assignment to him of duties inconsistent with his position, authority, duties or responsibilities; our failure to pay the agreed base salary and provide him with benefits; moving him to a location outside of the metropolitan Boston, Massachusetts area; and our failure to require a successor to assume all obligations under the employment agreement. In exchange for these payments, Mr. Latour has agreed not to compete in certain respects with us for two years following the termination of his employment.

Other Executives.  We have also entered into separate employment agreements with Messrs. Jackson, Constantino and LaCreta, each amended and restated in May 2005 and amended in December 2008, which are designed to provide an incentive to each executive to remain with us pending and following a “change in control” (as defined below). Each employment agreement had an initial term of three years from May 2005, with an automatic renewal for a new three year period each one-year anniversary of the date of the agreement unless we give 60 days notice to the executive that the period will not be renewed. If a change in control occurs within that term, the agreement provides for an employment period of one year following the change in control, with automatic extensions upon the expiration of the initial one-year term for successive one-month periods. Pursuant to each employment agreement, the executive will be entitled to receive an annual base salary of not less than twelve times the highest monthly base salary paid or payable to the executive within the twelve months preceding the change in control, as well as participation in bonus, incentive and benefit plans generally no less favorable than those provided or available to the executive prior to the change in control. If the employment agreement is terminated by us other than for cause, death or disability, or is terminated by the executive for specified good reason, we will pay, in a lump sum, the executive the aggregate of the following amounts: (i) one times annual base salary, in the case of Messrs. Jackson and LaCreta and one and one-half times annual base salary, in the case of Mr. Constantino; (ii) any other compensation or bonus previously deferred by the executive, together with any accrued interest or earnings on those amounts; and (iii) any accrued vacation pay. In addition, we would continue to provide health benefits to the executive and the executive’s family for at least six months and, if longer, until the next renewal date of the contract.

If the executive’s employment is terminated before a change in control, we are obligated to pay the amounts referenced above; however, payments of the executive’s annual base salary would be payable over twelve months, in the case of Messrs. Jackson and LaCreta and eighteen months in the case of Mr. Constantino, with payment to be made at the same time that we pay other peer executives of MicroFinancial. In that case, the executive would also be entitled to a continuation of health benefits over the same period. If the employment is terminated because of the executive’s disability prior to a change in control, then we would pay the executive the salary amounts described above (including any previously deferred compensation and accrued vacation), less amounts that the executive would be entitled to receive under our disability benefit plans. Each of the executives has agreed not to become employed by a microticket leasing company that competes with us for the twelve months following any termination.

A “change in control” is defined more specifically in each of these agreements, but it generally means one of the following:

•	the acquisition by any person, entity or group of beneficial ownership of 50% or more of our common stock or of the voting power entitled to vote in the election of our directors;

•	members of our Board of Directors at the date of the agreements ceasing to make up the majority of the Board, except where the new members of the Board are approved by majority vote of the Board at the time;

•	approval by our stockholders (or, if applicable, by a bankruptcy judge) of a merger, reorganization or consolidation, unless more than 60% of the common stock and voting power of the company resulting from the transaction continue to be owned by stockholders who were the owners of such stock before the transaction; or

•	approval by our stockholders (or, if applicable, a bankruptcy judge) of a complete liquidation or dissolution of the company or the sale of all or substantially all of our assets.

Each of the above named executive officers entered into amendments to their respective employment agreements with the Corporation in December 2008 in order to clarify the timing of certain of the payments that could be made thereunder, for the purpose of complying with newly applicable requirements of Section 409A of the Internal Revenue Code. The Compensation and Benefits Committee did not consider these amendments to be material.

The Compensation and Benefits Committee believes that these employment agreements are in our best interests and in the best interests of our shareholders as they provide the executives with the proper incentives to ensure that they fully cooperate with any new ownership pending a change in control event. In addition, they promote the stability and continuity of the senior management team at other times. The committee reviews these agreements annually to ensure that they are appropriate and adequate for each of the executives covered.

PROPOSAL 1

ELECTION OF DIRECTORS

The MicroFinancial Board currently consists of 7 persons. The MicroFinancial Board is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Three directors are to be elected at the Special Meeting to serve until the 2013 annual meeting and until their successors are elected and have qualified. The nominees for this class of directors are Peter R. Bleyleben, John W. Everets, and Richard F. Latour. A director is elected by a plurality of votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting when there is a quorum. All of the nominees for director are presently directors of MicroFinancial. They have consented to being named a nominee in this proxy statement and have agreed to serve as a director if elected at the Special Meeting. In the event that the nominees are unable to serve, the persons named in the proxy have discretion to vote for other persons if those other persons are designated by the MicroFinancial Board. The MicroFinancial Board has no reason to believe that the nominees will be unavailable for election.

The paragraphs below set forth information as of the date of this proxy statement about each nominee and each director continuing in office. This information includes certain biographical information, such as the nominee’s or continuing director’s age, principal occupation, business experience in the past five years, and the names of other publicly held companies for which he serves as a director or has served as a director in the past five years. The paragraphs below also present information regarding each nominee’s and each continuing director’s current Board committee roles as well as the specific experience, qualifications, attributes and skills that led the MicroFinancial Board to conclude that he should serve as a director. In addition to the specific experience, qualifications, attributes and skills presented below, the Corporation also believes that each of the nominees and continuing directors has demonstrated the personal and professional integrity, good business judgment, adherence to high ethical standards, and commitment to service to the Corporation that are required of all directors of the Corporation.

THE MICROFINANCIAL BOARD RECOMMENDS
A VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Nominees for Director (Terms to Expire in 2013)

Peter R. Bleyleben, 57
Credit Policy Committee

Dr. Bleyleben serves as Non-Executive Chairman of the Board of Directors of the Corporation and on the Credit Policy Committee since January 2005. He served as President, Chief Executive Officer and Director of the Corporation or its predecessor since June 1987 until January 2002, and Chief Executive Officer until October 2002. He is also a director of Nimbit, Inc. and Get-up-and-play-piano, Inc., both privately held companies, and serves on the board of Common Angels, a membership based angel financing organization. He was a director of UpToDate in Medicine, Inc., a privately held company, until its sale in 2008. Before joining the Corporation, Dr. Bleyleben was Vice President and Director of the Boston Consulting Group, Inc. in Boston. Dr. Bleyleben earned an M.B.A. with distinction and honors from the Harvard Business School, an M.B.A. and a Ph.D. in Business Administration and Economics, respectively, from the Vienna Business School in Vienna, Austria and a B.S. in Computer Science from the Vienna Institute of Technology.

The Board believes that Dr. Bleyleben’s qualifications to serve on the Board include his nearly 15 years as the Corporation’s chief executive officer, from its early days through its initial public offering and beyond, which give him valuable insight and experience in the Corporation’s business, operations, industry and history. He also brings a first hand understanding of successful long-term business strategies from his experiences as chief executive officer, his membership on other boards of directors, and his work as a senior strategic business consultant.

John W. Everets, 63
Chairman, Strategic Planning Committee

Mr. Everets has been chairman of Yorkshire Capital LLC since 2006. Mr. Everets was Chairman of the Board and Chief Executive Officer of HPSC, Inc. from 1993 through January 2006. HPSC was acquired by General Electric Healthcare Financial Services in 2004. Established in 1974, HPSC was a publicly-owned, non-bank specialty finance company providing leasing and healthcare equipment financing on a nationwide basis. Previous to his becoming CEO of HPSC, Mr. Everets was Chairman of the Board and Chief Executive Officer of T.O. Richardson Co., Inc., an investment management company. He was also Executive Vice President and Director of Advest, Inc., an investment banking firm, from 1977 to January 1990, as well as Chairman of Advest Credit Corp., both subsidiaries of Advest Group, Inc. Mr. Everets was Vice Chairman of the Connecticut Development Authority and Chairman of the Loan Committee of this $1.8 billion quasi-government agency. He is a director of the Eastern Company, and serves as the chair of its audit committee and a member of its compensation committee. He was a director of Financial Security Assurance Holdings Ltd., and a member of its audit committee, from 2007 to 2009.

The Board believes that Mr. Everets’ qualifications to serve on the Board include his extensive executive experience in the field of equipment financing. As the former Chairman of the Board and Chief Executive Officer of HPSC, Mr. Everets has first hand knowledge of the skills and responsibilities associated with growing and maintaining a successful financial services organization.

Richard F. Latour, 56

Mr. Latour has served as President, Chief Executive Officer, Treasurer, Clerk and Secretary of the Corporation since October 2002 and as President, Chief Operating Officer, Chief Financial Officer, Treasurer, Clerk and Secretary, as well as a director of the Corporation, since February 2002. From 1995 to January 2002, he served as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Clerk and Secretary. From 1986 to 1995, Mr. Latour served as Vice President of Finance and Chief Financial Officer. Prior to joining the Corporation, Mr. Latour was Vice President of Finance with Trak Incorporated, an international manufacturer and distributor of consumer goods, where he was responsible for all financial and operational functions. Mr. Latour earned a B.S. in accounting from Bentley College in Waltham, Massachusetts.

The Board believes that Mr. Latour’s qualifications to serve on the Board include his experience from more than two decades in senior positions at the Corporation, including over eight years as President, and his extensive knowledge of both the day to day operations of the Corporation and its strategic vision. The Board believes it is critical to have the insight of the Chief Executive Officer and President reflected in its strategic thinking.

Continuing Directors

Terms Expiring in 2011

Torrence C. Harder, 66
Chairman, Credit Policy Committee; Audit Committee; Strategic Planning Committee

Mr. Harder has served as a Director of the Corporation since 1986, served as Chairman of the Credit Policy Committee since January 2005, and has been a member of the Audit Committee since 1997 and of the Strategic Planning Committee since March 2006. He has been the President and Director of Harder Management Company, Inc., a registered investment advisory firm, since its establishment in 1971. He has also been the President and Director of Entrepreneurial Ventures, Inc., a private equity investment firm, since its founding in 1986. Mr. Harder is a Director of Command Credit Corporation and MindEdge, Inc., both privately held companies, and was a Director of RentGrow, Inc., a privately held company, through February 2010. Mr. Harder earned an M.B.A. from the Wharton School of the University of Pennsylvania, and a B.A. with honors from Cornell University.

The Board believes that Mr. Harder’s qualifications to serve on the Board include the experience he has gained from approximately twenty-five years of investing in computer and finance-related companies.

Fritz von Mering, 57
Chairman, Audit Committee; Compensation and Benefits Committee; Nominating and Corporate Governance Committee

Mr. von Mering has served as a Director of the Corporation and a member of the Audit Committee since 2004, Chairman of the Audit Committee since January 2005, and a member of the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee since January 2005. Mr. von Mering is currently managing director of Miles River Management, a strategic planning and financial management consultancy. He is also a member of the board of directors of Syniverse Holdings, Inc., and serves on its audit and compensation committees. From 1989 to 2006, he held various roles at Boston Communications Group, Inc. (“Boston Communications”), a Boston-based provider of call processing to the global wireless industry, including Chief Operating Officer, Vice President of Corporate Development, and Chief Financial Officer, and served on the Board of Boston Communications through March 2007. Prior to joining Boston Communications, Mr. von Mering was the Chief Financial Officer of Massachusetts Gas & Electric from 1986 to 1989. Before joining Massachusetts Gas & Electric, Mr. von Mering was regional vice president and general manager for Metromedia’s paging division from 1980 to 1986. Prior to Metromedia, Mr. von Mering held various positions at Coopers & Lybrand, where he earned his C.P.A. Mr. von Mering earned his B.S. in Accounting from Boston College and an M.B.A from Babson College.

The Board believes that Mr. von Mering’s qualifications to serve on the Board include his qualifications as a financial expert within the meaning of SEC regulations and the financial sophistication he has obtained through his previous experiences as a chief financial officer of a public company, his public accounting experience, and general accounting knowledge.

Terms Expiring in 2012

Brian E. Boyle, 62
Chairman, Compensation and Benefits Committee; Nominating and Corporate Governance
Committee; Audit Committee; Credit Policy Committee; Strategic Planning Committee

Dr. Boyle, the Chief Executive Officer of the Corporation from 1985 to 1987 and Chairman of the MicroFinancial Board from 1985 to 1995, has served as a Director of the Corporation or its predecessor since 1985. He has been a member of the Audit Committee and the Compensation Committee since 1997 (and the chairman of the Compensation Committee since January 2010); a member of the Nominating and Corporate Governance Committee since January 2004 (and its chairman until January 2010); a member of the Credit Policy Committee since January 2005; and a member of the Strategic Planning Committee since March 2006. He was the Vice Chairman and a Director of Boston Communications from 1995 through 2007. Prior to joining Boston Communications, Dr. Boyle was the Chairman and Chief Executive Officer of Credit Technologies, Inc., a Massachusetts-based provider of credit decision and customer acquisition software, from 1989 to 1993. Dr. Boyle is also a director of several private companies. Dr. Boyle earned his A.B. in Mathematics from Amherst College and a B.S. in Electrical Engineering and Computer Science, an M.S. in Operations Research, an E.E. in Electrical Engineering and Computer Science and a Ph.D. in Operations Research, all from the Massachusetts Institute of Technology.

The Board believes that Dr. Boyle’s qualifications to serve on the Board include his over three decades of experience in executive leadership of public and private financial and technology companies, including as the Corporation’s founding Chief Executive Officer and former Chairman.

Alan J. Zakon, 74
Chairman, Nominating and Corporate Governance Committee; Compensation and Benefits
Committee; Strategic Planning Committee

Dr. Zakon has served as a Director of the Corporation since 1988. He has served on the Compensation and Benefits Committee since 1997 (and as its chairman from January 2005 through January 2010); on the Nominating and Corporate Governance Committee since January 2004 (and its chairman since January 2010); and on the Strategic Planning Committee since March 2006. Dr. Zakon served as Managing Director of Bankers

Trust Corporation from 1989 to 1995 where he was Chairman of the Strategic Policy Committee. Dr. Zakon is a Director and a member of the Audit Committee of Arkansas Best Corporation, a nationwide commercial transportation and trucking company. Dr. Zakon holds a B.A. from Harvard University, an M.S. in Industrial Management from the Sloan School at the Massachusetts Institute of Technology and a Ph.D. in Economics and Finance from the University of California at Los Angeles.

The Board believes that Dr. Zakon’s qualifications to serve on the Board include his twenty years of management consulting experience as well as his past service as chief executive of the Boston Consulting Group and current and past membership on six public company Boards, as well as his extensive background in finance.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF
MICROFINANCIAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The selection of Caturano and Company, P.C. (“Caturano”) to serve as independent auditors of MicroFinancial for the current fiscal year ending December 31, 2010, will be submitted to the stockholders of the Corporation for ratification at the Special Meeting. Although ratification is not legally required, the Corporation is submitting the appointment of Caturano to stockholders as a matter of good corporate governance. If the ratification is not approved, then the Audit Committee of the Corporation’s Board of Directors will reconsider the appointment. Representatives of Caturano will be present at the Special Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Caturano has advised MicroFinancial that neither it nor any of its members has any direct financial interest in MicroFinancial as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by Caturano during the year ended December 31, 2009 were furnished at customary rates.

The ratification of the selection of independent auditors requires the affirmative vote of a majority of the outstanding Common Stock, present in person or represented by proxy, and entitled to vote thereon at the Special Meeting when there is a quorum.

THE MICROFINANCIAL BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL
WHICH IS IDENTIFIED AS PROPOSAL 2 ON THE ENCLOSED PROXY.

Fees to Independent Registered Public Accounting Firm for Fiscal 2009 and 2008

Audit Fees.  The aggregate fees billed by Caturano for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2009 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year and for services provided in connection with statutory or regulatory filings or engagements were $282,916.

The aggregate fees billed by Caturano for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2008 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year and for services provided in connection with statutory or regulatory filings or engagements were $262,700.

Audit-Related Fees.  The aggregate fees billed by Caturano for assurance and related services reasonably related to employee benefit plan audits and not reported under the foregoing “Audit Fees” section rendered to the Corporation for the fiscal year ended December 31, 2009 were $17,189.

The aggregate fees billed by Caturano for assurance and related services reasonably related to employee benefit plan audits and not reported under the foregoing “Audit Fees” section rendered to the Corporation for the fiscal year ended December 31, 2008 were $14,988.

Tax Fees.  The aggregate fees billed by Caturano for professional services rendered to the Corporation related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2009 were $5,000, which includes review of the annual tax returns.

The aggregate fees billed by Caturano for professional services rendered to the Corporation related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2008 were $5,000, which includes review of the annual returns.

All Other Fees.  There were no other fees billed by Caturano for services rendered to the Corporation, other than the services described under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the fiscal years ended December 31, 2009 and December 31, 2008.

Approval by Audit Committee

The charter of the Audit Committee requires that the Committee approve in advance any audit or permissible non-audit engagement or relationship between the Corporation and the independent auditors. The Committee has delegated to the Chairman of the Audit Committee the authority to approve in advance all audit-related or non-audit services to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting of the Audit Committee.

OTHER MATTERS

Management does not know of any matters which will be brought before the Special Meeting other than those specified in the Notice of Special Meeting of Stockholders. However, if any other matters properly come before the Special Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

2011 STOCKHOLDER PROPOSALS

Proposals of stockholders to be included in the proxy statement and form of proxy for the Corporation’s 2011 annual meeting of stockholders must be received by December 16, 2010. Stockholders who wish to make a proposal at the aforementioned meeting of stockholders, other than one that will be included in the Corporation’s proxy materials, must notify the Corporation no later than January 15, 2011 of such a proposal. If a stockholder makes such a timely notification, the proxies solicited by the MicroFinancial Board will confer discretionary voting authority on the persons named as attorneys in the proxy and such persons may exercise discretionary voting authority under circumstances consistent with the rules of the Securities and Exchange Commission. If a stockholder who wishes to present a proposal fails to notify the Corporation by January 15, 2011, the stockholder shall not be entitled to present the proposal at the meeting. Notwithstanding the failure to timely notify the Corporation, if the proposal is brought before the meeting, then the proxies solicited by the MicroFinancial Board will confer discretionary voting authority on the persons named as attorneys in the proxy.

Proposals should be mailed to Richard F. Latour, Clerk of MicroFinancial, at 10M Commerce Way, Woburn, Massachusetts 01801.

FINANCIAL STATEMENTS

The financial statements of the Corporation are contained in the Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009 that was filed with the Securities and Exchange Commission on March 31, 2010, a copy of which is included with this proxy statement. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

MISCELLANEOUS

All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, electronic communication or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

Submitted by Order of the Board of Directors,

RICHARD F. LATOUR
Clerk

Woburn, Massachusetts
April 15, 2010

☐ ■
PROXY
MICROFINANCIAL INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION
FOR THE SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING
TO BE HELD ON MAY 13, 2010, OR ANY ADJOURNMENTS THEREOF.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THEIR STOCKHOLDER(S).
The undersigned stockholder of MicroFinancial Incorporated (the “Corporation”) hereby appoints Peter R. Bleyleben and Richard F. Latour (each a “Proxy Agent”), jointly and severally with full power of substitution to each as proxies for and on behalf of the undersigned, to attend the Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, to be held at Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts on Thursday, May 13, 2010, at 4:00 P.M., or any adjournments thereof, and to vote as directed below all stock of the Corporation which the undersigned would be entitled to vote if personally present.
By acceptance, each Proxy Agent agrees that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no direction is specified, the Proxy will be voted FOR the election of the nominees for Director for three-year terms and FOR the ratification of the appointment of Caturano and Company, P.C. as the Corporation’s independent registered public accounting firm for the year ending December 31, 2010, each as set forth on the reverse. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other Proxies.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS AND FOR THE RATIFICATION OF THE APPOINTMENT OF CATURANO AND COMPANY, P.C. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.
CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

■	14475 ■

SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING OF
MICROFINANCIAL INCORPORATED
Thursday, May 13, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and annual report to shareholders are available at www.microfinancial.com/proxyinfo/
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

■ 20330000000000001000 8	051310

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of the following directors for three-year terms.			2. Ratification of the appointment by the Board of Directors of Caturano and Company, P.C. as independent registered public accounting firm of the Corporation for the year ending December 31, 2010.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Peter R. Bleyleben O John W. Everets O Richard F. Latour

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS AND FOR THE RATIFICATION OF THE APPOINTMENT OF CATURANO AND COMPANY, P.C. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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